Exhibit 10.1

                                                                  EXECUTION COPY
                                                                  --------------

                         MANUFACTURING LICENSE AGREEMENT

               THIS AGREEMENT dated the 5th day of September 2003

                                    BETWEEN:

              PABST BREWING COMPANY A DELAWARE CORPORATION, U.S.A.

                                having offices at
                             121 Interpark Boulevard
                                    Suite 300
                               San Antonio, Texas
                            United States of America

(hereinafter referred to as "Licensor")

and

              INNO UP LIMITED, A BRITISH VIRGIN ISLANDS CORPORATION

                                having offices at
                     23/F., Hang Seng Causeway Bay Building
                                28 Yee Wo Street
                                  Causeway Bay
                                    Hong Kong

(hereinafter referred to as "Licensee")


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                              ARTICLE 1.  RECITALS

     1.1 Licensor is the originator and producer of beer, which Beverage is made by a secret process;

     1.2 Licensor is in possession of the Trade Secret essential to the production of said

Beverage;

     1.3 Licensor is in possession of valuable information and Know-how of importance to the production of said Beverage;

     1.4 Licensor has registered the trademarks "PABST BLUE RIBBON", "B and HOPLEAF Design", "COMBINATION OF PABST (in Chinese characters) BLUE RIBBON and Design & HOP LEAF Design" and "PABST BLUE RIBBON and Design" under registration numbers 559292, 559293, 559294 and 596190 in the Trade-marks Office in the People's Republic of China in association with said Beverage;

     1.5 Licensor has established a market and high reputation of said Beverage and goodwill for said Trademarks;

     1.6 Licensor and Licensee wish to enter into this Agreement in order to facilitate the production, distribution and sale of said Beverage in the Territory.

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:

                             ARTICLE 2.  DEFINITIONS

     When used herein (or in any schedules or amendments hereto), the following terms shall have the following meanings, respectively:

     2.1 "AGREEMENT" means this manufacturing license agreement, the recitals set forth in the preamble and all schedules and amendments hereto, and "herein", "hereunder" or "hereof' means all and every part of this Agreement, unless the context clearly indicates otherwise;

     2.2 "BEVERAGE" means PABST BLUE RIBBON BEER, PABST GENUINE DRAFT BEER and PABST ICE BEER and any other beverage that is an extension thereof or is reasonably related to the trade name or trade dress of the Trademarks brewed from barley malt


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and hops and other grains according to a secret process originated, owned and possessed by Licensor;

     2.3 "EFFECTIVE DATE" means November 7, 2003 or such other date as the parties may agree upon;

     2.4 "MINIMUM GUARANTEED ANNUAL TONNAGE (MGAT)" shall mean the amount of production of Beverage using the Trademarks, as specified in Section 10.1 (b) 2, required to be produced and shipped each Yearly Period.

     2.5 "MINIMUM GUARANTEED ANNUAL ROYALTY PAYMENT (MGARP)" shall mean the annual minimum royalty payment required to be paid by Licensee to Licensor each Yearly Period, as set forth in Section 10.1 (b) 2.

     2.6 "KNOW-HOW" means the confidential internal industrial experience of Licensor gained in the production and bottling of said Beverage and includes, without limitation, the recipes, parameters required for optimal working conditions of said secret process, information as to the types and brands of essential or preferred raw materials, and information on essential or preferred equipment for carrying out said secret process; any extensions and/or renewals thereof and any marks and logos.

     2.7  "CONTRACTUAL TERM" means each ten year term under this Agreement.

     2.8 "TERM OF THIS AGREEMENT" means the period from the Effective Date to the "TERMINATION DATE", which for the purposes hereof shall mean November 6, 2013 (the "FIRST CONTRACTUAL TERM").

     2.9 "TERRITORY" means the People's Republic of China; excluding therefrom Hong Kong.

     2.10 "TRADEMARKS" means the trademarks "PABST BLUE RIBBON", "Band HOP LEAF Design", "COMBINATION OF PABST (in Chinese characters) BLUE RIBBON and Design & HOP LEAF Design" and "PABST BLUE RIBBON and Design" for mineral water registered in the Trade-marks Office in the People's Republic of China, under registration numbers 559292, 559293, 559294 and 596190 and any extensions and renewals thereof and any similar marks or logos;

     2.11 "TRADE SECRET" means the secret process employed for the production and bottling of said Beverage owned and possessed by Licensor;

     2.12 "YEARLY PERIOD" means a twelve month period commencing on the Effective Date of this Agreement.

     2.13 For purposes of calculating royalties and volumes "LICENSEE" shall mean INNO UP Limited and any and all sublicensees and manufacturers with whom Licensee has contracted to manufacture Beverage, provided that there shall be no duplication in calculating the volumes and royalties.

                        ARTICLE 3.  MANUFACTURING LICENSE


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     3.1  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, for and during the first Contractual Term of this Agreement, the sole,, exclusive, irrevocable, right and license to produce, market and distribute the Beverage in the Territory from Licensee's breweries located in the Territory, and to enter into sublicensing, manufacturing and/or distribution agreements with other entities to produce and distribute the Beverage in any part of or all of the Territory, under the Trademarks and using the Know-how and Trade Secret but always subject to the terms of this Agreement.

     3.2 Subject to the terms of this Agreement, Licensor covenants and agrees that it shall not, during the currency of this Agreement and any extensions thereof, grant any license whatsoever to any third party to produce, market, or distribute Beverage in the Territory for any reason or purpose whatsoever.

                        ARTICLE 4.  TECHNICAL ASSISTANCE

     4.1 Licensor agrees to continually provide to Licensee, and Licensee agrees to obtain from Licensor, the necessary Trade Secret and Know-how as required or recommended in connection with Licensee's manufacture of the Beverage at no cost to Licensee.

     4.2 From time to time, for assurance and maintenance of the quality of the Beverage, Licensee may request and Licensor at its discretion may provide, the services and personal attendance of one or more of Licensor's experts (who is currently Andrew Fratianni and an interpreter) for a limited time, and Licensor agrees to provide such requested services and personal attendance of such experts whenever requested upon reasonable written notice and Licensor shall pay each expert's salary at the rate of the particular expert's then prevailing salary level as well as such expert's reasonable traveling costs, accommodation and meal expenses for the period in which such services are to be performed by such expert. Nothing herein shall preclude Licensor from having one of its representatives at all times in personal attendance at Licensee's various brewing facilities during the term of the Agreement but at Licensor's cost.

                            ARTICLE 5.  DISTRIBUTION

     Licensor confirms and Licensee recognizes that Licensee has the exclusive right to produce, market and distribute said Beverage in the Territory.

                   ARTICLE 6.  QUALITY CONTROL AND ADVERTISING

     6.1 All Beverages produced, bottled, stored and/or shipped by Licensee pursuant to this Agreement shall be of the same kind, characteristics, and quality as said Beverage produced and sold under said Trademarks by Licensor, and Licensee shall make use of the technical assistance provided by Licensor under Article 4 hereof. Licensee shall not deviate in any manner from Licensor's reasonable directions or otherwise effect any material changes to said Beverage without having obtained Licensor's prior written consent, upon full written disclosure of all proposed changes by Licensee, which consent shall not be unreasonably withheld or delayed.

     6.2 Licensor shall have the right to inspect Licensee's brewing facilities (irrespective of whether said facilities are owned or sublicensed by Licensee) where the Beverage is being brewed, in the Territory upon reasonable prior notice to ensure Licensee has adequate capacity, excellent hygiene and cleanliness, a pure source of adequate clean water and adequate equipment sufficient to meet Licensee's obligations hereunder and in accordance with the food processing


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ordinances of the People's Republic of China. Should said facility not meet
Licensor's standards, which standards are to be agreed upon in good faith by Licensor and Licensee within thirty (30) days following the execution of this agreement, Licensor shall instruct Licensee in writing as to necessary remedial measures and Licensee shall have sixty (60) days to complete such remedial measures, unless it is clear that the Licensee, through no fault of its own, will be unable to complete such remedial measures within such sixty (60) day period, in which case the Licensee shall have such additional time as is reasonably required in order to complete same but in no event longer than 180 days following the written notice calling for remedial measures. Further, Licensor, from time to time, shall have the right upon reasonable prior notice to analyze and inspect brewing activities to ensure quality control and conformity of the Beverage are being maintained.

     6.3 Any acquisition of additional production or bottling facilities at additional locations, whether by purchase or sublicense for the Beverage by Licensee shall be subject to notice to the Licensor. In particular, Licensee shall give Licensor sufficient written notice of any intended acquisition of a production or bottling facility for the Beverage so as to give Licensor's representatives, experts and designees sufficient time to inspect the premises and facilities and to analyze samples of the newly produced or bottled Beverage prior to any commercial production or bottling.

     6.4 The purpose of the provisions of this Article and of any other provision of this Agreement subjecting Licensee to any control or supervision by Licensor is to assure the establishment and maintenance of the quality and intended characteristics of produced and bottled Beverage for the protection of the general public and Licensor's goodwill in its Trademarks and reputation. Licensor recognizes that Licensee is an independent corporate entity, having its own management, and except as limited herein, having absolute control and unfettered discretion to produce, market, and distribute the Beverage in the Territory.

     6.5 (a) On a semiannual basis, Licensee shall submit to Licensor, at a location to be designated by Licensor and at Licensee's expense, all advertising done by Licensee during the prior six months and all proposed advertising copy, which, at the time of submission, Licensee intends to use. Licensor shall have the right to review and comment thereof. In the event that, in the reasonable business judgment of Licensor, any such advertising may have a material adverse effect on Licensor's goodwill in its Trademarks and reputation, Licensor shall have the right to demand that Licensee cease using such advertising or not use such advertising as proposed, as the case may be. Upon receipt of such notice, Licensee shall take all steps reasonably necessary to cease the use or the proposed use of such advertising. Additionally, Licensee shall submit all packaging, labels, carton, containers, packing, wrapping and similar materials to be used on or in connection with the Beverage ("Packaging Materials") as soon as reasonably practicable in advance of the use thereof by Licensee, and, in any case, in order to provide sufficient time for Licensor to complete its review and for Licensee to implement requested modifications, if any. Thereafter, Licensee shall submit to Licensor one production sample of each new line extension of Beverage prior to the initial distribution thereof. Production samples shall be submitted together with associated Packaging Materials for such Beverage. Licensor shall have the right to require Licensee to make modifications to Packaging Materials to the extent that Licensor, in the exercise of its reasonable business judgment, concludes that such Packaging Materials may have a material adverse effect on Licensor's goodwill in Trademarks and reputation. Licensor shall advise Licensee of the reasons for such disapproval and the actions, if any, which Licensee may take to obtain Licensor's approval.


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     If Licensee sells any Beverage that does not meet the quality standards of
Licensor, Licensor may, together with other remedies available to it, by written notice require such Beverage to be immediately withdrawn from the market. Any modification of the Beverage must be submitted in advance for Licensor's written approval, which approval shall not be unreasonably withheld.

     (b) Licensee agrees to make available at no charge to Licensor, as and when requested by Licensor, one production sample of Beverage from time to time for the purpose of comparison with earlier samples or to test for compliance with applicable laws and standards and to permit Licensor upon reasonable request to inspect Licensee's manufacturing operations and testing records (and those of its sub-licensee manufacturers, if any) for the Beverage. Licensor's approval hereunder shall not be construed as Licensor's agreement that the Beverage complies with applicable laws and standards. Such determination is solely the responsibility of Licensee.

     (c) The Beverage manufactured and distributed by Licensee must conform in all respects to production samples approved by Licensor. If in Licensor's reasonable judgment the quality of the Beverage originally approved has deteriorated in later production runs, or if the Beverage has otherwise been altered, Licensor may, in addition to other remedies available to it, by written notice to Licensee, require such Beverage to be immediately withdrawn from the market.

     (d) On every carton, label, can, keg, bottle or other container for said Beverage produced and bottled pursuant to this Agreement, Licensee will use or cause others to use the Trademarks "Pabst", "Blue Ribbon" or "Pabst Blue Ribbon" accompanied by the (R) symbol, as appropriate, or such other notice as reasonably required by Licensor and such carton, label, can, keg, bottle or other container of said Beverage shall contain the following wording in English or Chinese: "Brewed under License from Pabst Brewing Company, USA" or similar labeling that complies with Chinese trademark labeling laws.

     (e) Licensee shall not alter or modify the Licensed Trademarks in any manner.

     6.6 Licensor and Licensee shall meet at mutually acceptable times during each year at a venue mutually convenient to them, at which time Licensee shall provide Licensor with its report on (1) consumer acceptance and reaction with respect to the various Beverages manufactured and sold by Licensee; (ii) current market conditions for sales of Beverage; (iii) competition and current activity of competitors; (iv) Licensee's pricing strategy; and (v) any other information which may be reasonably requested by Licensor related to the manufacturing, advertising, and distribution of the Beverage in the Territory.

     6.7 Licensee will use its commercially reasonable efforts to produce, market and distribute the Beverage in the Territory during the term of this Agreement, including, without limitation, Licensee agrees to use its commercially reasonable efforts to promote the sale of the Beverage, shall refrain from any unfair trade practices or other activities detrimental to Licensor's goodwill or reputation. In addition, Licensee agrees that it will not do any act to contravene Licensor's rights or take any action which would in any way defeat or diminish the commercial value of the Licensor's Trademarks in the Territory.

     6.8 The submissions required to be made by Licensee pursuant to the provisions of this Article 6 shall be sent to Licensor twenty (20) days prior to the anticipated date(s) of commercial production. If Licensor fails to respond within the five (5) days of receipt of the submitted items, then Licensee shall give Licensor an additional five (5) days notice within which to respond. If Licensor fails to respond then the artwork and other submissions shall be deemed approved.

                            ARTICLE 7.     TRADEMARKS

     7.1 Licensor represents to Licensee that Licensor or its grantees or licensees possess registrations or other protection of said Trademarks and said Trademarks are valid and enforceable Trademarks and Licensor has the sole right to use them in the Territory. Licensee covenants to refrain from infringing or diluting said Trademarks, using trademarks that are confusingly similar to the trade dress of Trademarks for the sale of other malt beverages or taking any action which would challenge Licensor's registrations or rights to use said Trademarks in the Territory. If Licensor in its reasonable opinion determines that Licensee is engaging in such activity, Licensor shall instruct Licensee in writing as to necessary remedial measures and Licensee shall have thirty (30) days to cease its infringement or dilution of Licensor's Trademarks, Trade Secrets or trade dress. If Licensee fails to complete such remedial measures within such thirty (30) days Licensor may terminate this Agreement effective upon thirty (30) days written notice. Licensee shall cause the Guangdong Blue Ribbon Group to eliminate or modify infringing characteristics on its malt Beverage products and packaging listed on Exhibit A, within ninety (90) days following the effectiveness of this Agreement. Licensee shall, within ninety
(90) days of the execution of this Agreement, also cause the Guangdong Blue Ribbon Group to cease the production of or the sublicense or assignment for production to third parties, of any malt beverage products that were not produced and commercially available on February 28, 2003. Nothing herein contained shall prevent Guangdong Blue Ribbon Group from continuing to utilize its existing logo and trademark on malt beverage products that are commercially available as of February 28, 2003. For purposes of clarification and certainty, Licensor and Licensee have attached Exhibit B which lists those Guangdong Blue Ribbon Group malt beverage products that were being produced and commercially available on February 28, 2003. As long as Licensee or any affiliate or parent entity owns directly or indirectly through a parent or an affiliate entity a controlling interest in Guangdong Blue Ribbon Group, Licensee shall warrant and represent that Guangdong Blue Ribbon will not introduce any new malt beverage product lines or extensions of existing products listed on Exhibit B.

     7.2 Licensor represents to Licensee and Licensee recognizes that Licensor or its grantees or licensees possess registrations or other protection of said Trademarks in jurisdictions other than within the Territory and that none of such registrations or other trademark rights in other jurisdictions are licensed to Licensee under this Agreement or otherwise.

     7.3 Unless terminated earlier under any other provision of this Agreement, the license granted to Licensee herein to use said Trademarks shall terminate upon final expiration of Licensor's rights in and to said Trademarks in the Territory. Notwithstanding the preceding sentence, Licensor covenants and agrees that it shall take all reasonable and necessary steps to preserve its rights in and to the said Trademarks (it being acknowledged and agreed by Licensor that the license granted to Licensee hereunder to use the Trademarks is intended to subsist for the Term of this Agreement), including, without limitation, preserving the registrations in and to the Trademarks in the Territory if any, including attending to the renewal of the registration of each of said Trademarks in the Trade-marks Offices in China.

     7.4 In respect to any manufacturing agreements entered into by Licensee with manufacturers in the Territory for the production and/or distribution of Beverage, Licensee is


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hereby appointed the agent of Licensor for the sole and limited purpose of overseeing the use of the Trademarks during the manufacturing process on behalf of Licensor, and, in such capacity, shall supervise the manner in which the Trademarks are being used in order to control the quality of the Beverage produced under the Trademarks.

     7.5 The Trademarks have been registered by Licensor with the Chinese Trademarks Office. Licensee will itself and will use its commercially reasonable efforts to ensure that its manufacturers will refrain from any acts, conduct or omissions which would jeopardize the maintenance of such registrations in full force and effect during the term of this Agreement, or so long as protected by applicable law, whichever is shorter.

     7.6 Neither Licensee, its parent nor any subsidiary or affiliate of Licensee will register or attempt in any country to register copyrights in, or to register as a trademark, service mark, design patent or industrial design any of the Trademarks or derivations or adaptations thereof, or any word, symbol or design which is so similar thereto as to suggest association with or sponsorship by Licensor or any affiliate of Licensor. In the event of breach of the foregoing, Licensee agrees, at Licensee's expense and at Licensor's request, immediately to terminate the unauthorized registration activity and promptly to execute and deliver, or cause to be delivered, to Licensor such assignments and other documents as Licensor may require, to transfer to Licensor all rights to the registrations, patents or applications involved.

     7.7 Licensee agrees that it will not use either the Trademarks, the Know-how, the Trade Secrets, or the trade dress of Licensor or any other material which is owned by Licensor in any way other than as herein authorized. In addition to any other remedies Licensor may have, Licensee agrees that the profits from any use thereof on products other than the Beverage (unless authorized by Licensor in writing,) and all profits from the use of any other copyrighted material of Licensor without written authorization, shall be payable to Licensor.

     7.8 Licensee agrees not to use any Trademarks or any trademark incorporating all or any part of the Trademarks on any business sign, business cards, stationery, or forms (except as licensed herein in connection with the manufacture, promotion and sale of the Beverage) or to use any Trademark or any parts thereof as the name of its business or any division thereof which may in any way dilute Licensor's Trademarks, unless otherwise agreed by Licensor in writing. Licensee may submit business cards, signs, stationary, or forms for Licensor's review. If Licensor fails to respond within five (5) days of the receipt of these items, Licensee shall give Licensor an additional five (5) days within which to respond. If Licensor fails to respond within this additional time, the submitted items shall be deemed approved.

                             ARTICLE 8.  SECRECY

     8.1 Licensor hereby represents and warrants to Licensee and Licensee recognizes that Licensor is the owner of the Trade Secret and Know-how, and that said Trade Secret exists and is secret and that said Know-how is valuable and confidential. Licensee covenants to refrain from, and to use its commercially reasonable efforts to prevent any disclosure of any part or aspect of said Trade Secret and of said Know-how to any distributor or any other person in any manner which could impair its secrecy and confidentiality, respectively, and the commercial value ()f said "Trade Secret and Know-how.

     8.2  Without restricting the generality of the foregoing Licensee shall:


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          (a)  Limit any disclosure of said Trade Secret and said Know-how to only those of its employees and or consultants who have an actual need to know such Trade Secret or Know-how in the performance of their duties and of this Agreement;

          (b) Keep all data and records concerning said Trade Secret and Know-how and all yeast embodying the Trade Secret secure against access by unauthorized personnel or third persons.

          (c) Return to Licensor all data and records concerning said Trade Secret and Know how in such a manner as to preserve their secrecy upon termination of this Agreement.

          (d) If required by Licensor, Licensee shall obtain from each of its employees, agents, suppliers or contractors exposed to said Trade Secret and Know-how execution of a secrecy agreement, and shall diligently inform Licensor of any breach of such secrecy agreement, of which it becomes aware, by any employee, agent, supplier or contractor.

     8.3 Licensee recognizes that Licensor or its grantees or licensees possess valuable rights in said Trade Secret and Know-how in jurisdictions other than the Territory and that none of such rights in such other jurisdictions are licensed to Licensee under this Agreement or otherwise. In particular, Licensee covenants that it will refrain from infringing any Trade Secret or Know- how right in any such other jurisdiction.

     8.4 To preserve the integrity of Licensor' s name and product, Licensee covenants that it will refrain from using said Trade Secret or any of said Know-how in the production or bottling of any beverage or other product which is not a Beverage within the definition of this Agreement and which is not sold under said Trademark.

     8.5 Licensee's duty hereunder to preserve the secrecy and confidentiality of all material elements of said Trade Secret and Know-how and Licensee's duties and Licensor's rights under Section 8.2(d) shall survive any cessation of any license herein granted and any termination of this Agreement and shall endure until said Trade Secret has become a matter of general knowledge in the brewing trade, through no fault of Licensee.

     8.6 Licensee's obligations of secrecy hereunder shall not include or apply to any information which Licensee can demonstrate was published in the open literature or otherwise publicly known without Licensee's knowledge or which was known to it prior to disclosure by Licensor or which becomes published or enters into the public domain through no act, omission or fault of Licensee or is disclosed to Licensee by a third party having a right to make such disclosure without an obligation of confidence.

     8.7 Licensee shall refrain from continuing to use or using said Trade Secret or any of said Know-how in the production, bottling, canning or kegging of any Beverage or other product after expiration of this Agreement.

                         ARTICLE 9.  LEGAL REQUIREMENTS

     9.1 Licensee shall strictly observe and comply with all relevant laws and regulations to which it is subject concerning said Beverage and its raw materials, production, bottling, storage, transport, labeling, designation and/or the disposition of used bottles or other containers. In the event that said Beverage or any direction issued, or requirement made, in respect thereto


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by Licensor, or any label, designation or other information should fail to comply with or should be contrary to any relevant law or regulation, Licensee shall so inform Licensor, giving to Licensor, so far as Licensee is able to under applicable law or regulation, an opportunity to assist Licensee in bringing about compliance prior to exposure to damage, liability or penalty.

     9.2 Licensee shall have no claim against Licensor for any loss, cost or expense including, without limitation, injury to or death of any person or persons arising in any manner out of any product liability claims which may be filed against Licensee or Licensor alleging any defect in the Beverage of any nature arising directly from Licensee's production, sale and/or distribution of such Beverage. Licensee further agrees to defend, indemnify and save Licensor harmless from and against any and all claims, losses, costs, expenses or suits, including attorney fees, arising in any manner out of the negotiation, assignment, transfer, or cancellation of this Agreement to Licensee from Noble China and Licensee's production, sale and/or distribution of the Beverage under this Agreement, it being the intent hereof that Licensee shall be fully responsible for resolution of any and all such claims to the satisfaction of the party making the claim at Licensee's sole cost and expense and that Licensor shall not be put to nor suffer any costs, loss or expense whatsoever in connection therewith regardless where such claim is made and adjudicated.

     9.3 Licensee warrants that immediately preceding the effectiveness of this Agreement, it shall provide to Licensor a duly executed general release and indemnity agreement in form and substance satisfactory to Licensor by Noble China including all necessary resolutions duly adopted by the Noble China board of directors releasing Licensor from any and all past, present, and future liability on any and all claims relating or referring to the transfer or assignment or granting of the Noble China License to the Licensee or its assignees regardless in what part of the world the claims are brought. Further, Licensee warrants and represents that it shall provide to Licensor immediately preceding the effectiveness of this Agreement, appropriate resolutions from Noble China, to the satisfaction of Licensor, attesting and certifying to the appropriateness of the cancellation, assignment or grant of the Noble China -Pabst May 26, 1999 Manufacturing License Agreement to the Licensee and releasing any and all right, title and interest and any and all claims that Noble China may have as a result of Licensor canceling, assigning or granting this Agreement to the Licensee or its assignees.

     9.4 In the event Licensor is served with process or claims are made against it related to or arising from matters which are the subject matter of this Agreement, Licensor shall notify Licensee of any such claims as soon as practicable but in no event later than fifteen (15) business days of receiving notification thereof and shall allow Licensee or its insurer, if any, the opportunity to assume direction and control of the defense and/or settlement of any such suit or claim, using counsel of Licensee's or its insurer's selection, which counsel shall be reasonably satisfactory to Licensor. Licensor shall use all reasonable efforts to cooperate with Licensee and its insurer in the disposition of any such claim or suit defended by Licensee or its insurer, if any, upon request and Licensee agrees to pay all reasonable and necessary fees and costs including attorneys fees reasonable incurred by Licensor in connection with the service of process and related litigation. In the event Licensor experiences any increases in its general liability insurance premiums by reason of activities arising from or related to the subject matter of this Agreement, Licensee shall, upon thirty (30) days written notice, pay the incremental difference of the Licensor's insurance premiums attributed to any claims arising from this Agreement.

                            ARTICLE 10.  REMUNERATION


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     10.1 In consideration of Licensor's granting Licensee the rights and licenses hereunder, Licensee agrees to pay to Licensor

          a. the sum of (i) US$200,000 upon the execution, but subject to refund in the event this Agreement does not become effective and (ii) $200,000 upon the effectiveness and delivery by Licensor of this Agreement as and for an administrative fee for the costs and expenses of Licensor in connection with this Agreement and the amounts due Licensor for certain brewing equipment. Licensor also hereby irrevocably assigns to Licensee all its right, title, and interest to any and all refunds due and owing to it by the Financial Bureau of the City of Zhaoqing, as set forth in the two memoranda dated August 7, 2001 to Zhaoqing Blue Ribbon Brewery, Noble Ltd. and High Worth and shall execute appropriate documents to vest Licensee with title to the rights to the tax refunds. Licensor shall execute a release in the form satisfactory to Licensee which releases Licensee from any claims of Licensor as of the date of the execution of this Agreement, save and except (i) claims as to which Licensor has no knowledge (ii) royalties due under the license agreement between Licensor and the Blue Ribbon Group that expires on November 7, 2003, and (iii) claims, if any, arising from the assignment, transfer, or cancellation of the May 26, 1999 Manufacturing License Agreement between Noble China, Inc. and Licensor.

                                       AND

          b.   an annual royalty fee as follows:

     1. On the first 100,000 tonnes of Beverage produced during a Yearly Period, Licensee shall pay Licensor a royalty of US $16.00 per tonne. For annual production of Beverage over 100,000 tonnes in a Yearly Period, Licensee shall pay a royalty of U.S. $14.00 per tonne for all tonnes over 100,000.

                                       AND

     2. As and for additional consideration for the grant of the License hereunder, Licensee shall produce the minimum guaranteed tonnage and pay Licensor a minimum guaranteed annual royalty payment during the First Contractual Term of this Agreement or on the Second and Third Contractual Terms as outlined below, in U.S. dollars by wire transfer and Licensee represents and warrants that it will produce and ship the following annual minimum tonnes of Beverage during the First Contractual Term hereof and cacti Contract Term:

          --------------------------------------------------------------
                 Contract Term              Minimum          Minimum
                 -------------              -------          -------
           On a proportional  sharing     Guaranteed       Guaranteed
           --------------------------     ----------       ----------
          basis in accordance with the  Annual Royalty   Annual Tonnage
          ----------------------------  --------------   --------------
          actual tonnages  assigned by      Payment          (MGAT)
          ----------------------------      -------          ------
              the Marketing Company         (MGARP)
              ---------------------         -------
          --------------------------------------------------------------

          Year's 1 to and including 10  US $1,780,000            110,000
          First Contractual Term
          --------------------------------------------------------------

          Years 11 to and including 20  US $1,920,000            120,000
          Second Contractual Term
          --------------------------------------------------------------

          Years 21 to and including 30  US $2,060,000            130,000
          Third Contractual Term
          --------------------------------------------------------------


     10.2 All royalties payable by Licensee hereunder shall be in U.S. Dollars (less any sums collected by Licensee for and on behalf of any duly constituted governmental authority on account of taxes imposed on royalties generated by the activities contemplated by this Agreement, provided that said taxes are imposed similarly on all other licensors similarly situated) and shall be payable quarterly, in arrears, within 30 days of the end of each calendar quarter in respect to which the payment is being made. Licensee shall pay the balance of the Minimum Guaranteed Annual Royalty Payment in the fourth quarter of each calendar year in the event that its actual royalty payments in the preceding three quarters when added to the fourth quarter of actual royalties paid to Licensor is less than the Minimum Guaranteed Annual Royalty Payment (The True-up Quarter). If Licensee shall fail to pay any royalty when due and payable hereunder, Licensor shall be entitled to (i) a late fee payable upon demand equal to ten (10) percent of the amount due plus (ii) interest at the rate of 3 % over the 6 months' LIBOR rate on all amounts more than 15 days past due.

                             ARTICLE 11.  REPORTING

     11.1 Licensee shall communicate its quarterly production and sales figures of said Beverage to Licensor irrespective of where the Beverage is manufactured, so as to be received by Licensor no later than prior to the end of the month following the quarter to which the figures pertain.

     11.2 At the request of Licensor, Licensee shall furnish whatever additional information Licensor may reasonably request or prescribe from time to time to enable Licensor to ascertain compliance by Licensee of all material provisions of this Agreement.

     11.3 Licensee shall keep complete and accurate records with respect to any and all Beverages produced, including any and all Beverages bottled, canned or kegged, and any and all Beverages sold. Licensor shall have the right through its representatives to examine and audit, at reasonable times and intervals during business hours upon reasonable notice, all such records and such other records and accounts as may under recognized international accounting practices containing information bearing upon the amount of the royalty payable by Licensee, and to make proper inspections or investigations in this respect. Licensee shall retain such records for a period of four (4) years from the date the record was first generated.

                                ARTICLE 12.  TERM

     12.1 Provided that Licensee (i) has manufactured during the first nine (9) years of the First Contractual Term 110,000 tonnes annually, and paid the minimum guaranteed annual royalties of US $1,780,00, (ii) has paid all royalty payments when due, and (iii) as of the date that Licensee provides written notice to Licensor of its intent to renew the Agreement, Licensee is not in breach of any of the provisions of this Agreement, this Agreement and the licenses granted hereunder shall be renewed for an additional term of ten (10) years (the "Second Contractual Term"), unless Licensee shall have delivered to Licensor written notice of intent to terminate not less than twelve (12) months prior to the expiration of the First Contractual Term.

     12.2 Provided that Licensee (i) has manufactured during the first nine (9) years of the Second Contractual Term 120,000 tonnes annually, and paid the minimum guaranteed annual royalties of US$1,920,000, (ii) has paid all royalty payments when due and (iii) as of the date that Licensee provides written notice to Licensor of its intent to renew the Agreement for another ten (10) year term, Licensee is not in breach of any of the provisions of this Agreement, this Agreement and the licenses granted hereunder shall be renewed for an additional term of ten (10) years (the "Third Contractual Term") unless Licensee shall have delivered to Licensor written notice of intent to terminate not less than twelve
(12) months prior to the expiration of the Second Contractual Term.

     12.3 Licensee may exercise the rights granted to it under Sections 12.1 and
12.2 above if at the time of the exercise of the rights it has cured all of the outstanding breaches, if any, under this Agreement.

                           ARTICLE 13.  TERMINATION

     13.1 Licensor has the right to terminate or elect not to renew this Agreement, but shall not be obligated to terminate this Agreement or elect not to renew this Agreement, if Licensee fails to produce and sell the Minimum Guaranteed Annual Tonnage (MGAT), as specified in Section 10.1 (b) 2. above in any two (2) consecutive years, commencing with Year 1 of the First Contractual Term. If Licensor elects to terminate this Agreement because of failure to produce and sell the MGAT, then Licensor shall give Licensee written notice of termination to Licensee, and Licensee shall pay the MGARP prorated to the date of notice of termination.

     13.2 If either party to this Agreement shall fail to fulfill one or more of its material obligations under this Agreement, including Licensee's failure to pay the royalties when due, the other party, if not itself in default or on notice regarding breach of a material obligation, in addition to and/or independently of any other remedies that it may have, may at any time terminate this Agreement, by not less than sixty (60) days written notice ("Cure Notice") in any case specifying the breach, unless within such sixty (60) day cure period all breaches specified in the notice shall have been remedied. This Agreement shall terminate upon the expiration of the cure period if the party as to whom the Cure Notice was addressed, failed to cure the defaults specified in the Cure Notice.

     13.3 In the event Licensee is adjudicated a bankrupt, or a receiver of Licensee is appointed and qualifies, or Licensee is admitted to the benefits of any other court procedure for the settlement of debts, Licensor may (in addition to all other rights and remedies it may have) terminate this Agreement and all of its further obligations hereunder, by giving ten (10) days' advance notice in writing to Licensee or its representative.

     13.4 In the event of the direct or indirect acquisition of more than fifty percent (50%) of the voting rights in Licensee ("Voting Rights Acquisition") by any person, company, partnership or entity unaffiliated with Licensee without the prior written approval of Licensor, which approval shall not be unreasonably withheld or delayed, Licensor shall have the right to terminate this Agreement by giving (60) days' advance notice in writing to Licensee. Licensee shall give written notice to Licensor of any such proposed Voting Rights Acquisition, providing sufficient details so that Licensor may satisfy itself that the rights of Licensor hereunder, specifically that the payment of royalties by Licensee to Licensor hereunder, will not be materially jeopardized as a consequence thereof. For the purposes of this Section 13.4, it shall be reasonable for Licensor to withhold its approval to such Voting Rights Acquisition if, and only if, following its review of any such Voting Rights Acquisition, Licensor, acting reasonably and in good faith, reaches a conclusion, as shown by documentation or other evidence sufficient to establish or support such a conclusion, that the payment of royalties by Licensee, following any such acquisition, will be materially jeopardized and prevent it from meeting its obligations under this Agreement.

     13.5 In the event Licensee shall collude with another to infringe any Trademark, Trade Secret, or trade dress, licensed herein or shall knowingly derive any benefit from another's infringement or dilution of any Trademark, Trade Secret, or trade dress licensed herein or from another's act of unfair competition with respect to the Beverage, Licensor, in addition to any other legal remedies, shall have the option to terminate this Agreement upon thirty
(30) days' written notice.

     13.6 Licensee's breach of any of the provisions of Article 6 of this Agreement shall constitute grounds for termination of the Agreement upon sixty
(60) days written notice.

     13.7 The early termination of this Agreement pursuant to this Article 13 shall not affect any accrued rights or obligations of the parties hereto as of the effective date of such termination, including any accrued MGARP owed by Licensee to Licensor hereunder, nor shall it affect any rights or obligations of the parties under this Agreement which are intended by the parties and agreed herein by them to survive any such termination, especially the secrecy provisions of Article 8, above.

                      ARTICLE 14.     LICENSOR UNDERTAKINGS

     14.1 Licensor represents and warrants as follows:

          (a) Licensor is the exclusive owner of the Trademarks, the Trade Secret, the Know-how, and all rights related to any of them; Licensor or its grantees or licensees possess registrations or other protection of said Trademarks, Trade Secret, Know how and said Trademarks, Trade Secret and Know-how are valid and enforceable and in good standing, and Licensor has the sole right to use the Trademarks, Trade Secret and Know-how, subject to the licenses, sub-licenses or other rights granted to others to use same in areas outside the Territory;

          (b) Except for the License Agreement granted to Pabst Blue Ribbon (Zhaoqing) Co. Ltd., which shall expire on November 7, 2003, and that certain Manufacturing License Agreement between Licensor and Noble China, Inc. dated May 26, 1999, Licensor has not granted and shall not grant to any other person or firm any of the licenses and rights which are granted hereunder to Licensee;

          (c) Licensor has the right, power and authority to enter into this Agreement and to grant to Licensee the licenses and rights purported to be granted to Licensee hereunder and Licensee, except as otherwise limited hereunder, shall be vested with all right and authority to enjoy the unfettered use of the Trademarks, the Trade Secret and the Know-how. The Licensor shall take all necessary action to preserve and maintain its title and ownership in the Trademarks, the Trade Secret and the Know-how;

          (d) The Trademarks have been registered by Licensor with the Chinese Trademarks Office. Licensor will refrain from any acts, conduct or omissions which would jeopardize the maintenance of such registrations in full force and effect during the term of this Agreement or so long as permitted by applicable law, whichever is shorter;

          (e) Licensor has no present knowledge of any patent, copyright, trademark, trade secret or license of other property right of any other person or firm, which would be infringed by the grant of the licenses. Licensor represents and warrants that the Trademarks or any ideas, designs or suggestions given to Licensee hereunder will not infringe the commercial or industrial property rights of third parties in the Territory save and except the Guangdong Blue Ribbon Group; and

          (f) Licensee shall promptly send written notice to Licensor of any trademark infringements which come to its attention. Such notice shall specify the facts available to Licensee of the alleged infringement or other unfair competition and such other evidence as Licensee is able to supply.

     14.2 Subject to Licensor's prior written notice, Licensee shall have the exclusive right, in its sole and absolute discretion to commence proceedings or undertake any action to challenge, oppose and litigate all unauthorized uses or attempted uses by others, or any uses which constitute passing off or infringement of the Trademarks or the Trade Secret, the Know-how or any and all licenses granted hereunder to Licensee, or to take such other steps or proceedings as may be considered necessary by it in order to terminate any such unauthorized, infringing or improper use of the Trademarks, the Trade Secret and/or the Know-how by others. In the event that Licensee does commence proceedings or undertake any action to challenge, oppose or litigate, as aforesaid, Licensor, at no cost to Licensor, shall fully cooperate with Licensee and execute any and all documents and do such acts and things as in the reasonable opinion of Licensee may be necessary. Notwithstanding the foregoing, at the request of Licensee, Licensor shall at Licensee's expense diligently challenge, oppose or prosecute any person or firm who unlawfully or improperly makes or attempts to make such unauthorized use of the Trademarks, Trade Secret or Know-how, in the event Licensee's sale of the Beverage is materially impaired by that unauthorized use.

                 ARTICLE 15. CONFIDENTIALITY AND PUBLIC NOTICES

          Except as may be required by applicable law (including, without limitation, applicable securities laws and the rules and regulations of any stock exchange on which either Licensor's or Licensee's securities are listed), the parties shall keep the existence and contents of this Agreement strictly confidential. All public notices to third parties, including the press and employees of Licensor and Licensee, and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned, coordinated and agreed upon in advance by Licensor and Licensee.

                            ARTICLE 16. MISCELLANEOUS

     16.1 In the event that any provision, term, condition or object of this Agreement may be in conflict with any law, measure, ruling, court judgment (by consent or otherwise), or regulation of the government of China or of any political subdivision thereof, or of the government of the United States of America, or of any political subdivision thereof, and the legal counsel of either party shall advise that in their considered opinion such conflict, or a reasonable possibility of such conflict exists, then either party may propose to the other appropriate modifications of the allegedly offending provision, term, condition or object to avoid such conflict. In such case, if an agreement or modification is not reached within sixty (60) days, the offending provision, term, condition or object shall be cancelled, but the remaining part of this Agreement shall be preserved to the fullest possible extent, if this can be done without frustration of the purpose of this Agreement, giving due consideration to all lawful provisions, terms conditions and objects of this Agreement.

     16.2 It is the intent of the parties that the preceding Section 16.1 and any other part of this Agreement shall be governed by the principle of severability permitting invalidation of any provision, term, clause or section for illegality without impairment of the lawful remainder of this Agreement which shall remain in full force and effect.

     16.3 Nothing in this Agreement shall be construed to permit or entitle Licensee to use said Trademarks, any subsisting Trade Secret, any confidential Know-how, any trade dress, any get-up or any notice referring to Licensor, beyond the termination of this Agreement or of the particular Trademark or Trade Secret license, except that, if such termination is not due to Licensee's fault, Licensee shall have a period of one hundred eighty (180) days in which to sell all Beverage produced prior to such termination, or prior to the particular notice of termination, if earlier, provided further production of said Beverage shall have ceased promptly after such termination or notice of termination.

     16.4 The waiver by either party of any right or the failure by either party to exercise any power hereunder shall not be deemed as a waiver of any other right or power of such party hereunder whether of a similar nature or otherwise.

     16.5 Licensor and Licensee have no intent to establish by this Agreement or otherwise any agency, partnership, joint ventureship, or other affiliation. Neither party shall make any representation or engage in any conduct contrary to this fact.

     16.6 This Agreement sets forth the entire understanding of the parties as to the subject matter of this Agreement and merges all prior discussions between them. Neither of the parties shall be bound by any condition, definition, warranty or representation with respect to the subject matter of this Agreement, other than as expressly provided in this Agreement or as duly set forth subsequent to the date hereof in a writing signed by a duly authorized representative of the party to be bound thereby.

     16.7 Each party shall on such terms as are compatible with the tenor and provisions of this Agreement be excused for temporary interruptions in its performance due to strikes, or other labor difficulties, fire, explosion, similar casualty, riots, civil disturbances, acts of terrorism, or an act of God, or any other event or occurrence not enumerated herein which is beyond the control of the party seeking to be excused, provided the excused party shall in writing notify the other party immediately of the particular interruption and its cause and shall immediately and continuously exercise best efforts to remedy the interruption as promptly as possible.

     16.8 Unless otherwise provided herein, all notices required hereunder to be given by either party to the other shall be in writing and shall be given by telecopier and regular U.S. mail, postage prepaid, or overnight delivery (such as Federal Express) addressed to the party upon which such notice is directed at the addresses set forth below, or to such changed address as may be specified from time to time in writing by either party. Notices sent via registered mail shall be deemed received ten (10) business days after mailing and if via overnight delivery, shall be deemed received on the second business day after mailing.

Licensor:      PABST BREWING COMPANY
               Attn: President and CEO
               121 Interpark Boulevard, Suite 300
               San Antonio, Texas, 78216 U.S.A.
               Telecopier No. (210) 226-2512

Licensee:      INNO UP LIMITED
               Attn: President and CEO
               23/F., Hang Seng Causeway Bay Building
               28 Yee Wo Street
               Causeway Bay
               Hong Kong
               Telecopier No. 852 2866 7409

               with copy to: David L. Ficksman
               ------------  Loeb & Loeb LLP
                             10100 Santa Monica Boulevard Suite 2200
                             Los Angeles, CA 90067-4164
                             Telecopier No. (310) 282-2200

     16.9 Any provision to this Agreement to the contrary notwithstanding is expressly acknowledged and agreed by both Licensee and Licensor that this Agreement may not be assigned by Licensee without the prior written consent of the Licensor, which consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon the parties hereto and their respective successors and assigns.

     16.10 The parties hereto shall execute and deliver such further documents and assurances and do such further acts and things as may be required to give full effect to the provisions of this Agreement.

     16.11 This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and may not be modified or amended except by written agreement executed by the parties hereto.

     16.12 In any interpretation of this Agreement, it shall be deemed as the Agreement made jointly by the parties, and no ambiguities shall be construed or resolved against either party on the premise or presumption that such party was responsible for drafting this Agreement.

     16.13 The general representations and warranties made hereto by the parties shall survive the execution date of this Agreement, and the secrecy provisions shall survive the termination or expiration of this Agreement.

     16.14 Licensee acknowledges and agrees that an infringement or misuse of the Trademark, Tradename, Know-how or trade dress in violation of this Agreement would cause irreparable harm to Licensee that could not be adequately redressed by payment of monetary damages. Accordingly, Licensee hereby agrees that, in the event of such violation, injunctive relief may be entered against it in order to take certain affirmative actions or cease and desist from certain actions.

     16.15 All disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by a single arbitrator. The place of arbitration shall be Los Angeles, California, USA. The English language shall be used for all proceedings and documents presented during arbitration.

                           ARTICLE 17. APPLICABLE LAW

          The making, interpretation, construction, performance and enforcement of this Agreement shall be governed by the substantive and procedural internal law of the State of California, United States of America.

           ARTICLE 18. MATTERS RELATING TO RIGHTS OF FIRST DISCUSSION

     18.1 Right of First Discussion-Expanded Territory. During the term of this Agreement and any extensions thereof, Licensor if in its sole discretion decides to introduce the Beverage in the Expanded Territory, may engage in a discussion with Licensee regarding distribution and manufacturing rights for Beverage in Indonesia, Singapore, Malaysia, North Korea, Thailand, Cambodia, Burma, Taiwan, Vietnam and the Philippines (Expanded Territory) but Licensor will participate in such a discussion only if Licensee is not otherwise in breach of this Agreement and is current in the payment of the MGARP at the time such discussions are to occur, it being understood that Licensor has no obligation to engage in such discussions nor to grant such Expanded Territory to Licensee.

     18.2 Right of First Discussion-Expanded Beverages. In the event that Licensee, in the 180 days immediately following the effectiveness of this Agreement, desires distribution and manufacturing rights to the Olympia label in the Territory, Licensor and Licensee may engage in such discussions if Licensee is not otherwise in breach of this Agreement and is current in the payment of the MGARP at the time such discussions are to occur. These discussions to be held pursuant to this Section 18.2 may be cancelled for any reason, by Licensor giving Licensee thirty (30) days written notice. The rights of discussion for the expanded beverage shall automatically terminate 180 days from the Effective Date of this Agreement unless extended by the written agreement of the parties.

     18.3 Right of First Discussion-Extended Term. If, not less than 12 months prior to the expiration of the Third Contractual Term, Licensee provides written notice to Licensor that Licensee is interested in extending the term of this Agreement and if Licensee is otherwise in compliance with the terms of the Agreement, then Licensor and Licensee shall engage in discussions to extend this Agreement beyond the Third Contractual Term, it being understood that Licensor has no obligation to grant an extension to Licensee beyond the Third Contractual Term.

          ARTICLE 19. MATTERS RELATING TO CONDITIONS TO EFFECTIVENESS

     19.1 This Agreement shall not become effective until the occurrence of the following events:

          A. Licensee provides to Licensor duly adopted resolutions by the Board of Directors of Noble China, Inc. and a separate agreement (the Release and Indemnity Agreement) to the satisfaction of Licensor releasing and indemnifying Licensor from any and all past, present, and future liability on any and all claims related or referring to the transfer or assignment or cancellation of the Noble China License Agreement dated May 26, 1999 to the Licensee. The Release and Indemnity Agreement shall contain among other provisions, substantially the following language: "Noble China, Inc, hereby releases and indemnifies Pabst Brewing Company, Inc., (Pabst) from any and all past, present, and future liability on any and all claims related or referring to the negotiation of a new license agreement, or the transfer, or assignment of the May 26, 1999 Manufacturing License Agreement to Licensee or the cancellation of the said agreement (collectively, the May 26, 1999 Agreement Transaction). Further, Noble China, Inc., hereby releases and indemnifies Pabst from any and all claims, demands, debts, accounts, contracts, liabilities, actions and causes of action arising under or from or in connection with the May 26, 1999 Agreement Transaction, whether in law or in equity and whether known or unknown to Noble China, Inc. or anyone in privity therewith, at any time has had, now has or may have, or that its successors and assigns at any time may have, against Pabst or its officers, directors, agents, employees, heirs, representatives, successors and assigns from the beginning of time until five years from the Effective Date of the Agreement".

          B. A duly adopted resolution by the Board of Directors of Noble China, Inc., in form and substance agreeable to Licensor, agreeing to the assignment, transfer or cancellation of the May 26, 1999 License Agreement between Noble China, Inc. and Pabst Brewing Company, Inc. and releasing and quitclaiming any and all rights, title or interest to the May 26, 1999 License Agreement.

          C. The termination of the Existing May 26, 1999 License Agreement and the entry into of the new Manufacturing License Agreement between Licensee and Licensor shall have been approved by an Order of the Ontario Superior Court of Justice, Commercial List in the proceeding commenced by Noble China, Inc. under the Companies' Creditors Arrangement Act (Canada) upon notice to the Service List in that proceeding and to any other party requested by Noble China Inc., to be notified and any appeal period from such Order shall have expired or, if any appeal is filed, such appeal shall have been finally and conclusively dismissed.

IN WITNESS WHEREOF the parties have executed this Agreement.

FOR LICENSOR:

PABST BREWING COMPANY

By ____________________________________
   Brian D. Kovalchuk

Title:  President

FOR LICENSEE:

INNO UP LIMITED

By:____________________________________

Title:  DIRECTOR
        -------------------------------

                                    EXHIBIT A
                                    ---------

               MARKS AND DESIGNS TO BE ELIMINATED OR MODIFIED FROM

                                     CURRENT

                    MALT BEVERAGES PRODUCED IN THE TERRITORY

Licensee shall cause to be removed or modified (as indicated below) from various of Guangdong Blue Ribbon Group packages, packaging, glass bottles and cans, other than those containing the Beverage, the following items (as indicated below):

     1.   All vertical blue ribbons on the Blue Lion label

     2.   The Chinese characters "Blue Ribbon" imprinted on the glass bottle

     3. Will eliminate or redesign the malt staff (on Blue Lion label) and hop leaf design (Blue Power label) to avoid any confusion with the Pabst Blue Ribbon beer.

     4.   The blue diagonal bar (Blue Cowrie - cans) - best efforts to remove

     5. The phrase "This is the ORIGINAL Pabst Blue Ribbon Beer" from the CBR Blue Power "Gold" Beer 355 ml can

                                    EXHIBIT B
                                    ---------

     GUANGDONG BLUE RIBBON GROUP MALT BEVERAGES PRODUCED AND AVAILABLE IN THE
                        TERRITORY AS AT FEBRUARY 28, 2003

               i)     Blue Lion

               ii)    Blue Diamond

               iii)   Blue Cowrie

               iv)    Blue City

               v)     Blue K King

               vi)    Blue Power

               vii)   Double V

               viii)  Dinghu

               ix)    Xile